EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Form F-3 registration statement and related Prospectus of Gilat Satellite Networks Ltd. (the “Company”) for the registration of 8,121,651of its Ordinary Shares and to the incorporation by reference therein of our reports dated April 7, 2009, with respect to the consolidated financial statements of the Company and with respect to the effectiveness of internal control over financial reporting of the Company, included in its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay and Kasierer
KOST, FORER, GABBAY and KASIERER

A member of Ernst & Young Global

Tel Aviv, Israel
July 16, 2009